Exhibit 5.1

Hogan Lovells US LLP 1601 Wewatta Street Suite 900 Denver, CO 80202 T +1 303 899 7300 F +1 303 899 7333 www.hoganlovells.com

March 29, 2019

Board of Directors

McEwen Mining Inc.

150 King Street West, Suite 2800

Toronto, Ontario, Canada M5H 1J9

Ladies and Gentlemen:

We are acting as counsel to McEwen Mining Inc., a Colorado corporation (the “Company”), in connection with the offer and sale of 14,193,548 units (the “Units”) by the Company, each Unit consisting of one share of the Company’s common stock, no par value per share (the “Shares”), and one half of one warrant to purchase one share of common stock (each whole warrant, a “Warrant”), and 1,935,484 Subscription Receipts, each relating to one Unit (the “Subscription Receipts” and together with the Units, Shares and Warrants, the “Securities”), all of which Securities were sold by the Company pursuant to a prospectus supplement dated March 26, 2019 and the accompanying prospectus dated July 6, 2018 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration on Form S-3 (File No. 333-224476), as may be amended (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs).  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Colorado Business Corporation Act, as amended and the Colorado Corporations and Associations Act, as amended.  We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.  As used herein, the terms “Colorado Business Corporation Act, as amended” and the “Colorado Corporations and Associations Act, as amended” include the statutory provisions contained therein, all applicable provisions of the Colorado Constitution and reported judicial decisions interpreting these laws.

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia.  “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in:  Alicante   Amsterdam   Baltimore   Beijing   Birmingham   Boston   Brussels   Colorado Springs   Denver   Dubai   Dusseldorf   Frankfurt   Hamburg   Hanoi   Ho Chi Minh City   Hong Kong   Houston   Johannesburg   London   Los Angeles   Luxembourg   Madrid   Mexico City   Miami   Milan   Minneapolis   Monterrey   Moscow   Munich   New York   Northern Virginia   Paris   Perth   Philadelphia   Rio de Janeiro   Rome   San Francisco   São Paulo   Shanghai   Silicon Valley   Singapore   Sydney   Tokyo   Warsaw   Washington DC   Associated offices: Budapest   Jakarta   Shanghai FTZ   Ulaanbaatar   Zagreb.  Business Service Centers:  Johannesburg   Louisville.  For more information see www.hoganlovells.com

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a)                                 The Shares issued at the closing of the offering are validly issued, fully paid, and non-assessable, and subject to the satisfaction of the conditions set forth in the Subscription Receipt agreements and following issuance and delivery of the Shares thereunder, the Shares issuable upon the conversion of the Subscription Receipts will be validly issued, fully paid, and non-assessable.

(b)                                 The Warrants issued at the closing of the offering constitute valid and binding obligations of the Company, and subject to the satisfaction of the conditions set forth in the Subscription Receipt agreements and following issuance and delivery of the Warrants thereunder, the Warrants issuable upon the conversion of the Subscription Receipts will constitute valid and binding obligations of the Company.

(c)                                  Following exercise of the Warrants pursuant to their terms, receipt by the Company of the exercise price for the Warrant Shares as specified in the Warrants and issuance of the Warrant Shares thereunder, the Warrant Shares will be validly issued, fully paid, and non-assessable.

(d)                                 The Subscription Receipts constitute valid and binding obligations of the Company.

The opinions expressed in paragraph (b) and (d) above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Warrants or Subscription Receipts are considered in a proceeding in equity or at law).

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Securities.  We assume no obligation to advise of any changes in the foregoing subsequent to delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Current Report on Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP